Exhibit 4.5

ASSIGNMENT OF RIGHTS AGREEMENT ENTERED INTO BY AND BETWEEN MINERA PORTREE DE ZACATECAS, S.A. DE C.V., REPRESENTED BY HIS ATTORNEY-IN-FACT MR. LUIS EMILIO VILLANUEVA AVELLANEDA (HEREINAFTER THE "ASSIGNOR"), AND NAYARIT GOLD DE MEXICO, S.A. DE C.V., REPRESENTED BY HIS ATTORNEY-IN-FACT MS. CLAUDIA GISELA DE LA BORBOLLA PERALES (HEREINAFTER THE "ASSIGNEE"), IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

R E C I T A L S

I. THE ASSIGNOR hereby states, through its representative that:

1.         It is a Mexican corporation duly incorporated under the laws of the United Mexican States, in terms of Notarial Instrument No. 54,354 dated September 21, 1989, granted before number 54.354 of date 21 of September of 1989, granted before the faith of the notary public, Gerardo Correa Etchegara Public Notary 89 of the Federal District, whose first testimony was enrolled in the Public Registry of Commerce of the Federal District under number 29 to folios 131 to the 138, Volume 58, with date 25 of June of 1990 and in the Public Registry of Mining, under the number 53, fojas 46 as opposed to 47 in front, Volume 29 of Libro of Mining Societies.

2.         Its representative has the necessary powers and authorities to enter into this agreement and bind the company in its terms, authorities that have not been revoked, restricted or modified in any manner whatsoever.

3.         It is the sole and legal holder of the rights deriving from the exploitation mining applications and concessions (hereafter the "MINING CONCESSIONS") existing on the claims described below, located in the Municipality of Acaponeta, State of Nayarit:

MINING CLAIM	TITLE	SURFACE

Orion	205616	527.5021
El Magnifico Fracc. I	221588	6.9029
El Magnifico Fracc. II	221589	32.00
El Magnifico Fracc. III	221590	6.9575
El Magnifico Fracc. IV	221591	8.8388
El Magnifico	221592	7595.744

4.         The MINING CONCESSIONS are free and clear of any lien or encumbrance whatsoever, including without limitation an expropriation, temporary occupation, or easement.

5.         The MINING CONCESSIONS are effective and current with respect to all obligations established by the Mining Law and its Regulations, the applicable tax provisions regarding same, and the Environmental Law.

6.         It has not acquired any obligation before third parties that could prevent it from entering into this Agreement.

7.         Through a meeting of its Board of Directors dated May 10, 2004 same body approved without restriction, the assignment of the rights deriving to the MINING CONCESSIONS in terms of this Agreement.

8.         It desires to assign in favor of the Assignee the rights deriving from the MINNING CONCESSIONS in terms of this Agreement.

II. The ASSIGNEE hereby states through its representative that:

1.         It is a Mexican corporation duly incorporated under the laws of the United Mexican States in terms of Notarial Instrument No. 4,167 dated April 2, 2004, granted before Alejandro Moncada Alvarez, Notary Public Number 240 for the city of Mexico, Federal District, pendent of being recorded with the Public Registry of Commerce for the Federal District and with the Public Registry of Mining.

2.         Its representative has the necessary powers and authorities to enter into this agreement and bind the company in its terms, authorities that have not been revoked, restricted or modified in any manner whatsoever.

3.         It desires to acquire without restriction from the ASSIGNOR the rights deriving from the MINING CONCESSIONS.

Now therefore, the parties agree to the following:

C L A U S E S

FIRST. Through this agreement, the ASSIGNOR transfers to the ASSIGNEE who acquires hereby, 100% of the rights derived from the applications and MINNING CONCESSIONS, and therefore the ASSIGNOR hereby assigns and transfers all rights and obligations corresponding to it in relation to same concessions.

SECOND. The Assignor transfers the MINNING CONCESSIONS to the ASIGNEE, free and clear of any lien or encumbrance whatsoever and in compliance with all applicable obligations in terms of the Mining Law and its Regulations, the applicable tax provisions regarding same, and the Environmental Law.

THIRD. The total price for the assignment of the rights to which clauses first and second of this agreement refers is the amount of US$246,500.00, legal currency of the United States of America, plus the corresponding Value Added Tax (VAT), which shall be paid by the ASSIGNEE to the ASSIGNOR on __________.

FOURTH. ASSIGNOR hereby obligates to make ASSIGNEE or any third party that acquires the rights deriving from the MINNING CONCESSIONS, free and safe of any claim arising from the legal holding of such rights.

FIFTH. The unfulfillment of any of the obligations of the parties in terms of this agreement, shall be a reason for the affected party to choose between the full compliance of the agreement, or its rescission without the necessity of a judicial declaration, obtaining the immediate restitution of the goods subject of this assignment, plus the payment of damages and prejudices in both cases.

In case the affected party chooses to rescind the agreement, the parties hereby agree that such rescission will be effective since the date of the unfulfillment in full law and without the necessity of a judicial declaration, being enough with a written notification in that regard from the affected party to the other.

SIXTH. Each of the parties shall pay the taxes, duties, expenses and fees deriving to each one of them from the entering into of this agreement, except from the fees and expenses charged by the notary public before whom this document shall be ratified, that will be paid by the ASSIGNEE.

SEVENTH. This document represents the entire agreement between the parties with respect to its purpose, so it cancels any other contract or agreement into which they have previously entered with respect to such purpose and obligates in its terms and conditions to the parties and their successors or assignees.

EIGHTH. For the purposes of this agreement, including all kinds of notices and notifications, the parties set forth as their respective addresses, telephone and facsimile numbers, the following:

If to the ASSIGNOR:

Minera Portree de Zacatecas, S.A. de C.V.
Constitución de 1917 No. 115
Lomas de la Soledad
C.P. 98040 Zacatecas, Zacatecas
México

Attention: Luis Villanueva Avellaneda

If to the ASSIGNEE:

Nayarit Gold de México, S.A. de C.V.
Presidente Masaryk No. 61 - 902
Colonia Chapultepec Morales
11570 México, D.F.

Telephone / Facsimile: (55) 5203-8221

Attention: Claudia de la Borbolla Perales

NINTH. For the purposes of this agreement, the parties ratify it in the date of its execution before the Notary Public designated by the ASSIGNEE, being the latter who will be in charge of recording this instrument with the Public Registry of Mining.

TENTH. For the interpretation and compliance of this Agreement, the parties hereby agree to submit to the applicable laws of the United Mexican States and to the competent courts of Mexico, Federal District, hereby waiving to any other jurisdiction that by reason of their present or future domiciles may correspond to them.

The parties hereby sign this Agreement at the city of Mexico, Federal District, on May 14, 2004.

THE ASSIGNOR	THE ASSIGNEE
Minera Portree de Zacatecas, S.A. de C.V.	Nayarit Gold de México, S.A. de C.V.

By: /s/ Luis Villanueva Avellaneda	By: /s/ Claudia de la Borbolla Perales
Name: Luis Villanueva Avellaneda	Name: Claudia de la Borbolla Perales
Position: Attorney-in-fact	Position: Attorney-in-fact